Execution Version

EXHIBIT 10.1

_____________________________________

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DIRECTMED IMAGING, LLC

and

RICHARDSON ELECTRONICS, LTD.

January 24, 2025

____________________________________________

Article I THE SALE AND PURCHASE TRANSACTION		1
1.01	Sale and Purchase of Business Assets	1
1.02	Assumption of Select Liabilities; Retained Liabilities	2
1.03	Purchase Price	2
1.04	Consents	4
Article II THE CLOSING		5
2.01	Closing	5
2.02	Closing Actions	5
2.03	Withholding Rights	6
Article III REPRESENTATIONS AND WARRANTIES OF BUYER		6
3.01	Status	6
3.02	Power and Authority	6
3.03	Enforceability	6
3.04	No Violations; Consents and Approvals	7
3.05	Litigation	7
3.06	Brokers	7
Article IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE BUSINESS		7
4.01	Status	8
4.02	Power and Authority	8
4.03	Enforceability	8
4.04	No Violation; Consents and Approvals	8
4.05	Financial Statements	8
4.06	Absence of Certain Developments	9
4.07	Litigation	10
4.08	Environmental Matters	10
4.09	Title to Assets; Real Property	11
4.10	Compliance with Laws	12
4.11	Labor and Employment Matters	12
4.12	Employee Benefit Plans	14
4.13	Tax Matters	14
4.14	Insurance	15
4.15	Licenses and Permits	16
4.16	Affiliate Transactions	16
4.17	Material Contracts	17
4.18	Intellectual Property	18
4.19	Customers and Suppliers	19
4.20	No Brokers	19
4.21	Accounts Receivable; Accounts Payable	19
4.22	Health Care Laws.	20
Article V POST-CLOSING COVENANTS		21
5.01	Further Assurances	21

5.02	Confidentiality	22
5.03	Publicity	22
5.04	Non-Competition; Non-Solicitation	22
5.05	Transfer Taxes	24
5.06	Bulk Sales Laws	24
5.07	Employees and Employee Benefits	24
5.08	Books and Records	25
5.09	Approvals and Consents.	25
5.10	Repair and Consent.	25
Article VI SURVIVAL; INDEMNIFICATION		26
6.01	Survival of Representations, Warranties and Covenants	26
6.02	Indemnification Provisions for Benefit of Buyer	26
6.03	Indemnification Provisions for Benefit of Seller	27
6.04	Matters Involving Third Parties	27
6.05	Direct Claims	28
6.06	Exclusive Remedy	29
6.07	Certain Limitations.	29
Article VII TAX MATTERS		29
7.01	Straddle Periods	29
7.02	Tax Treatment of Indemnity Payments	30
7.03	Intended Tax Treatment; Purchase Price Allocation	30
Article VIII DEFINITIONS		31
8.01	Defined Terms	31
8.02	Other Defined Terms	38
Article IX GENERAL PROVISIONS		41
9.01	Notices	41
9.02	Entire Agreement	42
9.03	Expenses	42
9.04	Amendment; Waiver	42
9.05	Binding Effect; Assignment	42
9.06	Counterparts	42
9.07	Interpretation	43
9.08	Governing Law	44
9.09	Forum Selection and Consent to Jurisdiction	44
9.10	WAIVER OF JURY TRIAL	44
9.11	Specific Performance	44
9.12	Arm’s Length Negotiations; Drafting	44
9.13	Severability	45
9.14	No Third Party Beneficiary	45

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 24, 2025 by and between DirectMed Imaging, LLC, a Delaware limited liability company (“Buyer”) and Richardson Electronics, Ltd., a Delaware corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 8.01 of this Agreement. Buyer and Seller are referred to herein each as a “Party” and collectively as the “Parties”.

Recitals

A. Seller operates a division known as its “International Medical Equipment and Service” division which engages in sales, installation and service of CT and MRI parts and equipment (but excluding the sale of the parts identified on Exhibit A hereto) (the “Business”).

B. Subject to the terms and conditions contained in this Agreement, Buyer desires to purchase, acquire and assume from Seller, and Seller desires to sell, transfer and assign to Buyer, substantially all of the assets of Seller used directly and primarily in the operation of the Business and certain liabilities relating to the Business, as more fully set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

Article I

THE SALE AND PURCHASE TRANSACTION

1.01 Sale and Purchase of Business Assets. Except for the Retained Assets or as otherwise set forth herein, subject to the terms and conditions set forth in this Agreement, Seller hereby sells and transfers to Buyer, and Buyer hereby purchases from Seller, free and clear of all Liens (other than Permitted Liens) all of Seller’s right, title and interest in and to the following assets of Seller (collectively, the “Acquired Assets”):

(a) the Contracts identified on Schedule 1.01(a) (collectively, the “Acquired Contracts”);

(b) all assets specifically included in the calculation of Net Working Capital; and

(c) the assets set forth on Schedule 1.01(c).

Notwithstanding the foregoing and anything to the contrary stated herein, the Acquired Assets shall not include Cash, Benefit Plans, all Tax Returns related to the Acquired Assets or the Business, all claims for and rights to receive Tax Refunds, or any contracts or other assets of Seller set forth on Schedule 1.01(d) attached hereto (the “Retained Assets”).

1.02 Assumption of Select Liabilities; Retained Liabilities. (a) Buyer hereby assumes and agrees to pay, perform, satisfy or discharge when due, only the following obligations of the Business (collectively, the “Assumed Liabilities”): (i) the Liabilities of the Business specifically included in the calculation of Net Working Capital, (ii) the Liabilities of the Business arising after Closing under the Acquired Contracts; provided, however, Buyer is not assuming any Liabilities of the Business in respect of a breach of or default under, or any noncompliance with applicable Laws with respect to, any Acquired Contract that occurred prior to the Closing or with respect to any contract that is not an Acquired Contract; and (iii) the Liabilities with respect to the ownership of the Acquired Assets to the extent first arising following the Closing.

(b) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller of any kind or nature whatsoever other than the Assumed Liabilities (the “Retained Liabilities”), which Retained Liabilities shall include any and all Liabilities related to the Retained Assets as well as any Liabilities related to invoices that are received after the Closing that relate to the period before the Closing and Seller shall perform, satisfy and discharge when due such Retained Liabilities.

1.03 Purchase Price. (a) As payment in full for the Acquired Assets being acquired by Buyer hereunder, (i) Buyer shall assume the Assumed Liabilities and shall pay to Seller, in the manner set forth in Article II hereof, the sum of: (a) Nine Million Dollars ($9,000,000) in cash, plus (b) the Net Working Capital Adjustment (which, for clarity, may be a positive or negative amount), in each case, as of the Closing Date (such total amount set forth in (a)-(b) above is referred to as the “Closing Payment”), (the Closing Payment together with the Assumed Liabilities assumed by Buyer hereunder, collectively being referred to herein as the “Purchase Price”), subject to further adjustment as provided in this Section 1.03.

(b) The Parties acknowledge and agree that the Closing Payment shall be estimated and definitively determined in accordance with this Section 1.03(b).

(i) For purposes of Closing, at least one (1) day prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its estimate of the Closing Payment, including each component thereof, which Estimated Closing Statement shall be subject to the reasonable review and approval of Buyer and shall be prepared in accordance and consistent with those policies and procedures used to prepare the example calculation of Net Working Capital set forth on Exhibit B (the “NWC Methodologies”). The calculation of the Closing Payment in the Estimated Closing Statement shall be the “Estimated Closing Payment”. As soon as practicable, but in any event within ninety (90) days following the Closing Date, Buyer shall cause to be prepared and delivered to Seller a certificate setting forth Buyer’s good faith estimate and reasonably detailed calculation of the Closing Payment, including a calculation of the actual Net Working Capital (including such schedules and data as may be appropriate to support such calculations) as of the Closing Date (the “Buyer’s Report”). The Buyer’s Report shall be prepared and calculated in accordance and consistent with the NWC Methodologies).

(ii) Within thirty (30) days after delivery to Seller of Buyer’s Report and supporting documentation, Seller may deliver to Buyer a written report (the “Seller’s Report”) advising Buyer of any adjustments to such calculation of the Closing Payment that may be required in the opinion of Seller. If Seller does not submit Seller’s Report within the thirty (30)-day period provided herein, then the calculation of the Closing Payment set forth in the Buyer’s Report shall become final and shall not be subject to further review, challenge or adjustment absent manifest error, Fraud or willful misrepresentation. In the event that Seller submits a Seller’s Report deeming that, in its opinion, one or more adjustments are required, Buyer and Seller shall confer in good faith to attempt to resolve any disagreements between the Buyer’s Report and Seller’s Report.

(iii) If Buyer and Seller are unable to resolve such disagreements between Buyer’s Report and Seller’s Report within fifteen (15) Business Days after the date of Seller’s Report (or such other period as the Parties may mutually agree), then either Buyer or Seller shall be entitled to submit such disagreements to a mutually agreed upon independent accounting firm that has no material relationship with any of the Parties (the “Settlement Accountants”), and the determinations of the Settlement Accountants with respect to the Closing Payment, which shall be made in a written statement in reasonable detail of the basis for its decision shall be final and shall not be subject to further review, challenge or adjustment absent manifest error, fraud or willful misrepresentation. The determination by the Settlement Accountants of the amounts in dispute shall be based solely on the written submissions of Buyer and Seller and no other information or hearing, and shall not involve the Settlement Accountants’ independent review. Each of Buyer, on the one hand, and Seller, on the other hand, will be afforded an opportunity to submit one (1) written submission to the Settlement Accountants (a copy of which shall be provided to the other party) simultaneously and one (1) simultaneous written response to the other party’s submission, in each case, on days agreed to in the engagement letter with the Settlement Accountants. The Settlement Accountants may make reasonable requests for additional information from Buyer and Seller after review of the initial written submissions, and if the Settlement Accountants elects to do so, Buyer and Seller have fifteen (15) days to respond unless otherwise agreed and if after the initial submission but before the reply then the time limits on preparation of the reply are tolled until the questions are answered. The Settlement Accountants shall act as an expert, and not an arbitrator. Any determination by the Settlement Accountants shall not be outside the range defined by the respective amounts in the Buyer’s Report and Seller’s Report proposed by Buyer and Seller, respectively, and the Net Working Capital Methodologies. The costs and expenses of the Settlement Accountants shall be paid by Seller, on the one hand, and Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, and such allocation of fees and expenses shall be calculated by the Settlement Accountants and shall be final and binding on the Parties absent manifest error, fraud or willful misrepresentation. By way of illustration, if the amount in dispute is $1,000 and the Settlement Accountant’s final determination results in an aggregate net payment of $750 in favor of Seller, then Buyer shall pay seventy-five percent (75%) and Seller shall pay twenty-five percent (25%) of such fees and expenses.

(iv) As used herein, the “Final Closing Payment” means (A) if Seller fails to timely deliver a Seller’s Report in accordance with Section 1.03(b)(ii), the Closing Payment as set forth in the Buyer’s Report or (B) if the Closing Payment is resolved by Seller and the Buyer or by submission of any disputes to the Settlement Accountants, as contemplated by Section 1.03(b)(iii), the Closing Payment as so resolved.

(v) If the Final Closing Payment is greater than the Estimated Closing Payment, then promptly (but in any event within five (5) Business Days of the final determination thereof), Buyer shall pay, or cause to be paid, to Seller the amount of such excess by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

(vi) If the Final Closing Payment is less than the Estimated Closing Payment then promptly (but in any event within five (5) Business Days of the final determination thereof) Seller shall pay, or cause to be paid, to Buyer the amount of such excess by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer.

(vii) If the Final Closing Payment is equal to the Estimated Closing Payment then no adjustment shall be made.

(viii) All payments made pursuant to Section 1.03(b)(v) or Section 1.03(b)(vi) shall be treated by all Parties for Tax purposes as adjustments to the Purchase Price unless otherwise required by applicable Law.

1.04 Consents. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 1.04, to the extent that the assignment or transfer to Buyer of any Acquired Asset (including an Acquired Contract) would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement, and such consent, authorization, approval or waiver shall not have been obtained before the Closing, this Agreement shall not constitute a transfer or assignment, or an attempted transfer or assignment, thereof; provided, however, that, the Closing shall occur notwithstanding the foregoing. Notwithstanding the foregoing, Seller will, if and to the extent requested by Buyer, use commercially reasonable efforts (i) to provide to Buyer the benefits of the applicable Acquired Asset, (ii) to cooperate in any commercially reasonable and lawful arrangement designed to provide such benefits to Buyer, (iii) to enforce, in each case at the request and expense of and for the account of Buyer, any rights of Seller arising from any such Acquired Asset, and (iv) to assist Buyer in obtaining any required consents following the Closing. To the extent that Buyer is provided the benefits of any Acquired Asset, Buyer will perform or discharge the obligations arising under such Acquired Asset except for any obligation under such Acquired Asset that would not be an Assumed Liability.

Article II

THE CLOSING

2.01 Closing. The Parties are consummating the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the other transactions contemplated hereunder (the “Closing”) simultaneously with the execution and delivery of this Agreement (the “Closing Date”). The Contemplated Transactions shall be effective for accounting purposes as of 11:59 p.m. Eastern Time on the Closing Date.

2.02 Closing Actions. At the Closing, in each case, on the terms and subject to the conditions of this Agreement, Buyer and Seller shall complete the actions described in Section 2.02(a) and Section 2.02(b), as applicable.

(a) Buyer shall:

(i) pay or cause to be paid the Closing Payment to Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller prior to Closing;

(ii) deliver a Transition Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Buyer;

(iii) deliver a Supply Agreement in the form attached hereto as Exhibit D (the “Supply Agreement”), duly executed by Buyer;

(iv) deliver an assignment and assumption agreement in the form of Exhibit E attached hereto (the “Assignment and Assumption Agreement”), duly executed by Buyer; and

(v) deliver a trademark assignment agreement in the form of Exhibit F attached hereto (the “Trademark Assignment Agreement”), duly executed by Buyer.

(b) Seller shall deliver, or cause to be delivered to Buyer:

(i) a certificate of the Secretary (or other authorized designee) of Seller (i) certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Agreements;

(ii) deliver a Bill of Sale in the form attached hereto as Exhibit G, (the “Bill of Sale”), duly executed by Seller;

(iii) deliver the Assignment and Assumption Agreement duly executed by Seller;

(iv) deliver the Trademark Assignment Agreement duly executed by Seller;

(v) deliver the Transition Services Agreement duly executed by Seller;

(vi) deliver the Supply Agreement duly executed by Seller;

(vii) deliver evidence that PNC National Bank has released its Lien on the Acquired Assets; and

(viii) deliver a duly executed IRS Form W-9 of Seller.

2.03 Withholding Rights. To the extent Seller fails to deliver an IRS Form W-9 pursuant to Section 2.02(b)(viii), Buyer (and any other applicable payor) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer (or such payor) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that such amounts are so withheld, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to those recipients in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.01 Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.02 Power and Authority. Buyer has all requisite legal power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. All acts or proceedings required to be taken by Buyer to authorize the execution and delivery of this Agreement and the Ancillary Agreements and the performance of Buyer’s obligations hereunder and thereunder and the Contemplated Transactions have been properly taken.

3.03 Enforceability. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”). Buyer has duly authorized, executed and delivered each of the Ancillary Agreements to which it is a party at or prior to the Closing and, assuming the due and valid authorization, execution and delivery of each such Ancillary Agreement to which Buyer is a party by the other parties thereto, each such Ancillary Agreement to which Buyer is a party shall constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

3.04 No Violations; Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, by Buyer and the consummation by it of the Contemplated Transactions will not: (a) violate or conflict with any provision of the organizational documents of Buyer; (b) violate, breach, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation of or conflict under, any Law or Order applicable to, binding upon or enforceable against Buyer or its assets or properties; (c) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, or require notice or consent under, any Contract to which Buyer is a party or by which Buyer’s assets or properties are bound; (d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, upon any of the material property or material assets of Buyer; or (e) require the consent, authorization or approval of, the giving of notice to or designation, declaration or filing with any Governmental Authority or other Person.

3.05 Litigation. There are no, and since its formation there have been no, Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity or enforceability of this Agreement or any of the Ancillary Agreements to which Buyer is a party or the consummation of the Contemplated Transactions.

3.06 Brokers. Buyer has not incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the Contemplated Transactions for which Seller may be liable.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE BUSINESS

Seller represents and warrants to Buyer as follows:

4.01 Status. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is legally qualified to operate the Business as a foreign corporation in those jurisdictions set forth on Schedule 4.01.

4.02 Power and Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. All acts or proceedings required to be taken by Seller to authorize the execution and delivery of this Agreement and the Ancillary Agreements and the performance of its obligations hereunder and thereunder and the Contemplated Transactions have been properly taken.

4.03 Enforceability. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions. Seller has duly authorized, executed and delivered each of the Ancillary Agreements to which it is a party at or prior to the Closing and, assuming the due and valid authorization, execution and delivery of each such Ancillary Agreement to which Seller is a party by the other parties thereto, each such Ancillary Agreement to which Seller is a party shall constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.04 No Violation; Consents and Approvals. Except as set forth on Schedule 4.04, the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party by Seller and the consummation by Seller of the Contemplated Transactions will not: (a) violate or conflict with any provision of the organizational documents of Seller; (b) violate, breach or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of any Law or Order applicable to, binding upon or enforceable against Seller or the Acquired Assets; (c) breach, violate or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, or require notice or consent under, any Material Contract; (d) result in the creation or imposition of any Lien (other than Permitted Liens), with or without notice or lapse of time or both, upon any of the Acquired Assets; or (e) require the consent, authorization or approval of, the giving of notice to or designation, declaration or filing with any Governmental Authority or other Person.

4.05 Financial Statements.

(a) Attached as Schedule 4.05(a) are true, correct and complete copies of each of (i) the unaudited balance sheet and related states of income of the Business as of December 27, 2024 (the “Latest Balance Sheet”) and (ii) the unaudited balance sheet and related statements of income of the Business for the fiscal year ended June 1, 2024 (the “Annual Balance Sheet” and, together with the Latest Balance Sheet, the “Financial Statements”).

(b) Except as set forth on Schedule 4.05(b), the Financial Statements present fairly in all material respects in accordance with GAAP the financial condition and results of operations of the Business as of the times and for the periods referred to therein, subject to the absence of footnote disclosures and changes resulting from normal year-end adjustments, none of which are material individually or in the aggregate. Except as set forth in the Financial Statements, the Business does not maintain, and has not for the periods referred therein maintained, any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC. The Business has not made a change in its accounting, principles, methods or policies, except as required by Law since June 1, 2024.

(c) The accounting controls of Seller have been and are sufficient to provide reasonable assurances that (i) all transactions relating to the Business are executed in accordance with management’s general or specific authorization, and (ii) all transactions relating to the Business are recorded as necessary to permit the accurate preparation of financial statements and to maintain proper accountability for such items.

4.06 Absence of Certain Developments.

(a) Except as set forth on Schedule 4.06(a), since June 1, 2024 through the date hereof, (1) the Business has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice and (2) the Business has not:

(i) acquired any assets, securities, properties, interests or businesses, other than assets, properties or supplies acquired in the ordinary course of business consistent with past practice;

(ii) sold, leased or otherwise transferred, or created or incurred any Lien on, any Acquired Assets, other than in the ordinary course of business consistent with past practice;

(iii) made any loans, advances or capital contributions to, or investments in, any other Person;

(iv) incurred, created, assumed, guaranteed or otherwise became liable for any Indebtedness, other than trade indebtedness or Indebtedness under an existing credit facility of Seller, in each case, in the ordinary course of business consistent with past practice;

(v) adopted, established, entered into, amended or terminated or increased the benefits under any Benefit Plan or other employee benefit, plan, practice, program, policy or Contract that would be a Benefit Plan if in effect on the date of this Agreement, in any case other than as may be required by applicable Law and in each case for any employee of the Business;

(vi) materially increased the compensation or benefits of any current director, manager, officer, employee or consultant of the Business;

(vii) granted or increased any severance, retention, change-of-control or similar payments to any current director, manager, officer, employee or consultant of the Business;

(viii) entered into any Contract that limits or otherwise restricts in any material respect Seller’s ability to operate the Business;

(ix) entered into, amended or modified in any material respect or terminated any Material Contract other than in the ordinary course of business consistent with past practice, or otherwise waived, released or assigned any material rights, claims or benefits thereto of the Business;

(x) settled (A) any material Action involving or against the Business or (B) any Action that relates to the Contemplated Transactions; or

(xi) agreed, committed or offered to do any of the foregoing.

(b) Since June 1, 2024, there has not been any Material Adverse Effect.

4.07 Litigation. Except as set forth on Schedule 4.07, there are no and since January 1, 2020 there have not been Actions pending or threatened in writing, relating to the Business or the Acquired Assets, at Law or in equity, before or by any Governmental Authority or other Person. Neither the Business nor any Acquired Asset is subject to any outstanding Order. There are no and since January 1, 2020 there have not been any pending or threatened in writing, Actions before or by any Governmental Authority against any officer, director, manager, employee or independent contractor of Seller in their capacities as such relating to the Business.

4.08 Environmental Matters. Except as set forth on Schedule 4.08: (a) the Business is and has since January 1, 2020 been in compliance in all material respects with all Environmental Laws; (b) Seller has not received any written notice relating to the Business of (i) any violation of Environmental Laws, (ii) any Liability arising under Environmental Laws, including any investigatory, remedial or corrective obligation, relating to the operation of the Business, or (iii) any Liability related to exposure to or the presence of Hazardous Materials; (c) the Business has not generated, processed, handled, stored, labeled, distributed, released, transported, disposed of or arranged for the transport or disposal of any Hazardous Material, except in material compliance with Environmental Law and has not required the Business to investigate or remediate Hazardous Materials pursuant to Environmental Law; (d) the Business has not expressly assumed by contract any Liability of any other Person arising out of or pursuant to Environmental Law, and is not subject to any Order imposing any obligation or Liability arising out of or pursuant to Environmental Law that is the source of ongoing material obligations or requirements as of the Closing Date; (e) to the Knowledge of Seller, there are no events or conditions with respect to the Business that are reasonably likely to result in Liability pursuant to Environmental Laws; (f) no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of the facilities of the Business that has given rise to Liability of the Business under Environmental Laws; (g) there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of the Business’s current facilities; and (h) there neither are nor, to the Knowledge of Seller, have been, any aboveground or underground storage tanks for Hazardous Materials at any of the Business’s current facilities.

4.09 Title to Assets; Real Property.

(a) Except as set forth on Schedule 4.09(a), Seller has good, valid and marketable title to, or a valid and enforceable leasehold interest in (or other valid and enforceable right to use), all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens. The Acquired Assets are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use. There has not been any significant interruption of the operations of the Business due to inadequate maintenance of the Acquired Assets. The Acquired Assets are sufficient for Buyer to carry on the Business in all material respects as presently carried on by Seller, consistent with the past practice of Seller with respect to the Business.

(b) Schedule 4.09(b) sets forth all of the real property leased, subleased, licensed, used or otherwise occupied by the Business (the “Leased Real Property”). Seller has good and valid leasehold title to each Leased Real Property subject only to Permitted Liens. The Leased Real Property leases are valid and in full force and effect, subject only to the application of any Bankruptcy and Equity Exceptions. Seller has delivered or made available to Buyer true, complete and accurate copies of each of the leases for the Leased Real Property together with any amendments, renewals, modifications or guaranties thereto (each, a “Real Property Lease” and, collectively, the “Real Property Leases”). Each Real Property Lease constitutes the entire agreement between Seller and each landlord, sublandlord or licensor with respect to the Leased Real Property. Neither Seller nor, to the Knowledge of Seller, any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease. Seller has not received notice that it has breached, violated or defaulted under any Real Property Lease. There are no leases, subleases, licenses or other occupancy agreements, written or oral, granting to any party or parties (other than Seller) the right of use or occupancy of any Leased Real Property or any portion thereof and there are no parties (other than Seller) in possession of the Leased Real Property or any portion thereof. There are no pending, or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings, lawsuits, or administrative actions relating to the Leased Real Property or any portion thereof, or to the Knowledge of Seller, any sale or other disposition in lieu of condemnation. The Leased Real Property and all land, buildings, structures and other improvements related thereto comprise all of the real property used or occupied by the Business. The buildings, structures, fixtures and other improvements on the Leased Real Property are, taken as a whole and in all material respects, in good condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used. The operation of the Leased Real Property in the manner in which it is now operated complies in all material respects with all zoning, building, use, safety and other similar statutes, ordinances and regulations of any Governmental Authority which has jurisdiction over such Leased Real Property.

4.10 Compliance with Laws.

(a) The Business is in, and since January 1, 2020 the Business has been in, compliance in all material respects with all Laws and Orders to which the Business or any of the Acquired Assets are subject. Seller has not received written notice from any Governmental Authority that the Business is not in compliance in all material respects with any applicable Law or Order.

(b) None of Seller or any officer, stockholder or director of Seller or to the Knowledge of Seller any other employee, agent representative of Seller or any Person authorized to act on behalf of Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for the Business or to secure contracts in connection with the Business, (ii) to pay for favorable treatment for the Business or for contracts secured in connection with the Business, or (iii) to obtain special concessions for the Business or for special concessions already obtained or (iv) in violation of any applicable Law relating to the foregoing.

(c) To the Knowledge of Seller, in the past six (6) years, no serious personal injury has occurred that has been directly attributable to any services performed by the Business.

(d) The Business has not engaged in direct or indirect dealings with any sanctioned person or in any sanctioned territory, except pursuant to a license or other authorization from OFAC or any other relevant Governmental Authority or where such dealings do not violate applicable sanctions Laws. The Business has not received written notice from any Governmental Authority concerning any formal investigation of a violation of sanctions Laws or any conduct which to the Knowledge of Seller would be sanctionable under such sanctions Laws.

(e) The Business is and has since January 1, 2020 been in compliance with all applicable sanctions Laws, and is and has in the past five (5) years been in compliance with all applicable trade Laws, and has obtained, satisfied the requirements of or is otherwise qualified to rely upon, all necessary permits required for (i) the import, export, reexport or transfer of products, services, software or technologies and (ii) releases of technologies or software to foreign nationals, wherever located. Seller has established written policies and procedures reasonably designed to ensure compliance with all applicable sanctions Laws and trade Laws, which written policies and procedures are applicable to the Business.

4.11 Labor and Employment Matters.

(a) Schedule 4.11(a) sets forth a complete and accurate list, as of the date hereof, of (i) the names of all current employees of the Business (whether actively at work or not); (ii) the current annual compensation (and the portions thereof attributable to salary, bonus, commission, and/or other compensation respectively) of each such employee; and (iii) whether each such employee is exempt or non-exempt. Schedule 4.13(a) also shows, as of the most recent pay period ending before the date of this Agreement, totals accrued for (i) vacation (or other paid time off) and paid sick leave and (ii) incentive bonuses for all Transferred Employees. Except as set forth on Schedule 4.11(a), no employees are entitled to overtime.

(b) Schedule 4.11(b) sets forth a complete and accurate list, as of the date hereof, of (i) the names of all individuals currently engaged as independent contractors to provide services for the Business; (ii) a description of the nature of services provided; and (iii) total compensation paid, as of the date hereof.

(c) Except as set forth on Schedule 4.11(c), the Business is, and since January 1, 2020 has been, in compliance in all material respects with all Laws relating to labor, employment, and employment practices, including all Laws relating to: background checks and all other pre-employment activities; wages; hours; overtime; meal periods and rest breaks; reporting time pay; split shifts; on-call pay; travel time; paid sick leave and COVID-related supplemental sick leave; vacation; final compensation; collective bargaining; employment discrimination, harassment, or retaliation; equal opportunity; disability and religious accommodations; civil rights; privacy; benefits; safety and health (including but not limited to COVID-19-related safety standards); leave under the federal Family and Medical Leave Act and any other applicable leave entitlement; workers’ compensation; pay equity/equal pay; classification of employees and contractors; verification of immigration status; training; employment-related reporting; recordkeeping; plant closings, mass layoffs and relocations; and the collection and payment of withholding and social security Taxes; and there are no Actions or threatened Actions pending against Seller relating to actions brought under such Laws relating to the Business. Except as set forth on Schedule 4.11(c), there are no Actions or threatened Actions against Seller relating to the Business brought by a service provider, or any employee or independent contractor retained by such service provider, challenging his or her status as an employee, partner, or independent contractor or making a claim for additional compensation or any benefits under any Benefit Plan or otherwise. Seller has fully and accurately reported such consultant or independent contractor compensation on IRS Forms 1099 and/or other applicable tax forms for independent contractors when required to do so. Seller has not received any notice from any Governmental Authority disputing any classification concerning consultants or independent contractors of the Business.

(d) Except as set forth on Schedule 4.11(e), Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business. There are not any current or potential activities or proceedings of any labor union to organize any of the employees of the Business. There are no current or threatened unfair labor practice charges, unfair labor practice complaints, labor arbitrations, grievances, or representation claims or petitions pending before any applicable Governmental Authority relating to the Business or any employee thereof, nor has Seller received written or other notice from any Governmental Authority responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Business and no such investigation is in progress. There is no current or threatened labor strike, material slowdown or material work stoppage or lockout pending or threatened against or affecting the Business, and the Business has not experienced any strike, material slowdown or material work stoppage or lockout.

(e) Schedule 4.11(g) contains the most recent quarterly listing of workers’ compensation claims and a schedule of workers’ compensation claims of employees of the Business since January 1, 2020.

(f) Except as set forth on Schedule 4.11(h), no employee of the Business has announced a current intention to terminate such employee’s employment with the Business.

(g) Each employee of the Business who is required by Law to have a professional license or certification to perform his or her job holds such license or certification in good standing.

4.12 Employee Benefit Plans.

(a) Schedule 4.14(a) contains a list of each employee benefit plan (as defined in Section 3(3) of ERISA) and each other benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program applicable to the Business (i) that are sponsored, maintained, contributed to or required to be contributed to by Seller, (ii) with respect to which Seller is a party or has any obligation or Liability (contingent or otherwise), including on account of an ERISA Affiliate, or (iii) with respect to which any current or former employee, officer, director or individual consultant of the Business (or any of their respective dependents or beneficiaries) is eligible to participate or receive benefits (each, a “Benefit Plan”).

(b) Each Benefit Plan and related trust complies, in all material respects, with its terms and with all applicable Laws (including ERISA).

(c) No Benefit Plan is or was within the past six (6) years, and neither Seller nor any ERISA Affiliate has or could have any Liability under or with respect to: (i) a defined benefit pension plan subject to Section 412 of the Code and/or Title IV of ERISA; (ii) a multiemployer plan as described in Section 4001(a)(3) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40)(A) of ERISA.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” to any Transferred Employee within the meaning of Section 280G(b) of the Code.

4.13 Tax Matters. Except as set forth on Schedule 4.13:

(a) Seller has timely filed all Tax Returns relating to the Business which are required to be filed by it (taking into account any extensions of time to file) with the appropriate Taxing Authorities relating to the Business.

(b) All Taxes payable by Seller with respect to the Business have been fully and timely paid. All Tax Returns filed by Seller which relate to the Business are true, correct and complete in all respects and have been prepared in compliance with applicable Law.

(c) All Taxes which Seller is obligated to withhold from amounts owing to any employee, equityholder, creditor or third party with respect to the Business have been fully withheld and have, to the extent required, been paid or remitted to the appropriate Governmental Authority and all Forms W-2 and 1099 (or other informational reports) required with respect thereto have been properly completed and timely filed.

(d) Seller is not currently and has not been the subject of any audit or other examination of Taxes by any Governmental Authority with respect to the Business, and no such audit or other examination is pending or, to the Knowledge of Seller, contemplated as of the date hereof. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against Seller with respect to the Business. All deficiencies for Taxes of Seller asserted or assessed against the Business, if any, have been fully and timely paid or settled.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Seller with respect to the Business for any taxable period and no request for any such waiver or extension is currently pending (other than in all cases as may arise from any automatic extension obtained in the ordinary course of business).

(f) With respect to any Transferred Employee, Seller has not, under the Coronavirus Aid, Relief, and Economic Security Act of 2020 or any amendments thereto, or the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020, deferred until after Closing the employer portion of any payroll Taxes the due date for the original payment of which was on or before the Closing Date.

(g) With respect to the Transferred Employees, Seller has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provisions of state, local or foreign Law).

Notwithstanding anything to the contrary herein, (i) the representations in this Section 4.13 and, to the extent relating to Taxes, Section 4.11 and Section 4.12, shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to Seller, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any Financial Statements or books and records of Seller, and (ii) no representation in this Section 4.13 (other than Section 4.13(g)) or, to the extent relating to Taxes, Section 4.11 or Section 4.12, is made with respect to any Post-Closing Tax Period.

4.14 Insurance. The insurance policies maintained by Seller that cover the Acquired Assets (the “Insurance Policies”) are valid, binding and in full force and effect, all premiums required to be paid in order to avoid any lapse or default under such Insurance Policies have been paid, and Seller is not in material breach or material default thereunder. The Insurance Policies (or other policies providing substantially similar insurance coverage) have been in effect continuously. There are no pending Actions against the Insurance Policies with respect to Seller’s operation of the Business as to which the insurers have denied or disputed (in writing) coverage or in respect of which such insurers have reserved their rights or refused to cover all or any portion of such Actions.

4.15 Licenses and Permits.

(a) Seller possesses all material licenses, approvals, permits, certificates, operating authorities, consents, registrations, qualifications and authorizations of Governmental Authorities necessary to permit Seller to own and operate the Acquired Assets and the Business in the manner in which they are presently owned and operated, and to conduct the Business as currently conducted (collectively, the “Business Permits”). Schedule 4.15 lists a true, complete, and correct list of all such Business Permits maintained by Seller and all applications pending before any Governmental Authority for the issuance of any Business Permit or the renewal thereof. Each of the Business Permits are valid and in full force and effect as of the date hereof, are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. To the Knowledge of Seller, there are no other Business Permits that would be material to the Business which the Seller has not obtained. True, correct and complete copies of all Business Permits have been made available to Buyer.

(b) Schedule 4.15(b) sets forth the Approvals required by any Law in connection with the transactions and Closing contemplated by this Agreement.

(c) Except as set forth on Schedule 4.15(c), no loss or expiration of any Business Permit is pending, other than by reason or expiration in accordance with the terms thereof. All fees and charges with respect to the Business Permits have been paid in full and each Business Permit is current. To the Knowledge of Seller, no event has occurred, or circumstance exists, that is reasonably likely to result in a proceeding by any Governmental Authority to modify, suspend, revoke, withdraw, terminate, or otherwise materially limit or restrict any Business Permit. During the past six (6) years, the Seller has not received any written notice of any violations in any material respect of any Business Permits or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material adverse modification thereof.

4.16 Affiliate Transactions. Except as set forth on Schedule 4.16, no employee, agent or Affiliate of Seller, and no current or former officer, director, controlling Person, employee, agent or Affiliate of Seller or any individual in such officer’s, director’s, controlling Person’s, employee’s, agent’s or Affiliate’s immediate family, as applicable, or their Affiliates (each, a “Related Party”) (a) is a party to or beneficiary of any Contract with the Business, (b) has any Liabilities to the Business, nor does the Business have any Liabilities to a Related Party, or (c) owns, utilizes, or has any direct or indirect right, title or interest in (i) any Person that is a customer, supplier, vendor, distributor or other business relation or a competitor of the Business or (ii) any property or asset that is owned or used by the Business (clauses (a) – (c), each, an “Affiliate Transaction”).

4.17 Material Contracts.

(a) Schedule 4.17(a) sets forth a true, correct and complete list of all Contracts, including all amendments, modifications and supplements thereto, to which Seller is a party relating to the Business or by which Seller (relating to the Business) or any of the Acquired Assets is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i) all Contracts or groups of related Contracts with any Material Supplier or any other vendor or supplier of the Business who received payments from Seller exceeding $100,000 during the twelve-month period ended December 31, 2024;

(ii) all Contracts or groups of related Contracts with any Material Customer or any other customer or client of the Business that involved individual or aggregate payments or consideration of more than $100,000 during the twelve-month period ended December 31, 2024;

(iii) all Contracts under which Seller would incur any change-in-control, sale bonus or retention payments or similar compensation obligations to its employees by reason of this Agreement, any Ancillary Agreement or the Contemplated Transactions;

(iv) all joint venture, limited liability, partnership or similar Contracts;

(v) all Contracts with respect to any Affiliate Transactions;

(vi) all Contracts which purport to limit or restrict the ability of the Business to enter into or engage in any market or line of business anywhere in the world or that provides for “most favored nations” terms, minimum commitments, “take-or-pay” or similar rights or obligations, or establishes an exclusive sale, distribution, supply or purchase obligation with respect to any product, service or any geographic location;

(vii) all Contracts for capital expenditures under which there are any remaining outstanding obligations;

(viii) all Contracts entered into involving any resolution or settlement of any actual or threatened Action;

(ix) any Contract under which the Business has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice;

(x) any collective bargaining agreement or any other Contract with any labor union or association relating to any current or former employee of the Business;

(xi) all employment Contracts and any Contracts with employees of the Business containing severance, retention, separation noncompetition or proprietary rights provisions;

(xii) all Contracts or arrangements providing service providers to the Business with equity interests or equity-based compensation from Seller (including options, profits interests, carry arrangements, profit-sharing and phantom equity arrangements);

(xiii) all licenses and agreements pursuant to which the Business uses Intellectual Property in the operation of the Business (other than off-the-shelf commercially-available computer software on standard terms);

(xiv) any Contract under which the Business has made advances or loans to any other Person (other than trade credit in the ordinary course of business consistent with past practice);

(xv) all Contracts with any Governmental Authority;

(xvi) all Contracts concerning Clinical Research;

(xvii) all Contracts (or group of related Contracts) under which the Business has created, incurred, assumed or guaranteed any Indebtedness or permitted any Lien (other than Permitted Liens) to be granted with respect to the Acquired Assets; and

(xviii) any other Contract (or group of related Contracts) which is otherwise material to the Business that is not terminable with less than sixty (60) days’ notice.

(b) Seller has made available to Buyer true, correct and complete copies of all Material Contracts. Each Material Contract is a valid and binding obligation of Seller, is in full force and effect and is enforceable against Seller and against the other parties thereto (except, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions). Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by Seller under any Material Contract or, to the Knowledge of Seller, the other parties thereto.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a true, correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all material unregistered Owned Intellectual Property including unregistered trademarks, trade secrets (only a non-confidential description thereof), and any Software used directly and primarily in the operation of the Business. The registrations, issuances and applications set forth on Schedule 4.18(a) are valid and in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) Except as set forth in Schedule 4.18(b), (i) Seller owns and possesses all right, title and interest in and to, or possesses the valid and enforceable right to use, in each case free and clear of any Liens (other than Permitted Liens), the Business Intellectual Property, (ii) Seller is the exclusive owner of all Owned Intellectual Property, (iii) there is no Action pending, and Seller has not received any notices, alleging infringement, misappropriation or violation from any third party with respect to Seller’s ownership or use of any Business Intellectual Property, and to the Knowledge of Seller, there are no facts or circumstances that would form a reasonable basis for any such Action or challenge, (iv) to the Knowledge of Seller, no third party is infringing upon, misappropriating or otherwise violating any Business Intellectual Property, and Seller has not sent any notice alleging that any Person is infringing upon, misappropriating or otherwise violating any Business Intellectual Property, (v) none of the Business Intellectual Property or products, methods or conduct of the businesses of the Business as currently conducted, infringes upon, misappropriates or violates any other Person’s Intellectual Property. No rights of Seller in and to the Business Intellectual Property will be affected by the consummation of Contemplated Transactions and the Business Intellectual Property is sufficient for Buyer to carry on the Business as currently conducted. The Business Intellectual Property constitutes all of the Intellectual Property necessary and sufficient for the conduct and operation of the Business as currently conducted.

4.19 Customers and Suppliers. Except as set forth on Schedule 4.19, as of the date hereof (a) Seller has not been notified in writing by any of the twenty (20) largest customers (the “Material Customers”) or the twenty (20) largest suppliers (the “Material Suppliers”) of the Business for the calendar year ended December 31, 2024 (determined based on sales to, or purchases from, such customers or suppliers, as applicable, for the applicable period), that (I) such Material Customer or Material Supplier intends to terminate its relationship with the Business or (II) such Material Customer or Material Supplier intends to materially modify or decrease materially its purchases from or services and supplies provided to the Business and (b) no Material Customer or Material Supplier has threatened in writing to cancel, not renew or otherwise terminate its relationship with the Business. Schedule 4.19 sets forth a true, correct and complete list of each Material Customer and Material Supplier for the calendar year ended December 31, 2024.

4.20 No Brokers. Except as set forth on Schedule 4.20, no broker, finder or similar intermediary has acted for or on behalf of Seller in connection with the Contemplated Transactions, and Seller has not incurred any obligation for any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the Contemplated Transactions.

4.21 Accounts Receivable; Accounts Payable.

(a) All accounts receivable reflected on the Latest Balance Sheet (collectively, the “Receivables”) resulted from the bona fide sale of inventory or services by the Business or represent other bona fide obligations in favor of the Business in the ordinary course of business consistent with past practice. Except as set forth on Schedule 4.21(a), the Receivables in the aggregate are not subject to any pending or, to the Knowledge of Seller, threatened defense, counterclaim, right of offset, returns, allowances or credits, except for contractual allowances, refund obligations and early payment discounts in the ordinary course of business consistent with past practice and except to the extent reserved against the Receivables on the Latest Balance Sheet in accordance with GAAP. Except as set forth on Schedule 4.21(a) the Receivables have been valued in accordance with GAAP.

(b) Except as set forth on Schedule 4.21(b), the accounts payable of the Business reflected on the Latest Balance Sheet arose from bona fide transactions in the ordinary course of business consistent with GAAP.

4.22 Health Care Laws.

(a) The Business is, and has been during the past six (6) years, in compliance in all material respects with all applicable Health Care Laws. During the past six (6) years Seller has not received any written notice from any Governmental Authority that it is currently subject to any sanction or formal investigation by or on behalf of any such Governmental Authority alleging any violation of, or noncompliance with, any Health Care Law.

(b) The Seller is, and covering the past six (6) years, has been, in compliance in all material respects with the FDA Laws applicable to the Business, including regulations and standards relating to good laboratory practices, good manufacturing practices, establishment registration, listing and reporting, as well as all comparable state, local, and foreign Laws and guidelines. All products manufactured, processed, distributed, labeled, and stored by or on behalf of Seller for the Business (the “Company Products”) are being and, covering the past six (6) years have been, manufactured, processed, distributed, labeled, and stored in material compliance with applicable FDA Laws.

(c) None of the Company Products have been subject to any recall, market withdrawal, seizure, detention, field notification, warning, safety alert, suspension of manufacturing, marketing, or distribution, or any other actions or notices relating to an alleged lack of regulatory compliance during the past six (6) years. Covering the past six (6) years, the Seller has not received written notice from any third party of any material product liability in respect of any Company Product alleging that any Company Product is defective or fails to meet any product or services warranties, except in each case such matters that would not reasonably be expected to be material to the Business (taken as a whole). None of the Company Products manufactured, distributed, labeled, sold, or delivered by, or service rendered by Seller on behalf of the Business is or, in the past six (6) years has been, subject to any guaranty, warranty or other indemnity, express or implied, for which the Seller is obligated beyond the applicable terms and conditions of sale of the Company Product, except as required by Law. To the Knowledge of Seller there is no hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or breach of express or implied warranty or representation, related to any Company Product, except for any hazard or defect that would not reasonably be expected to be material to the Business (taken as a whole).

(d) Seller and its respective officers, managers, directors, and employees, have not at any time in relation to the Business:

(i) (A) been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) been in Excluded Status, (C) been convicted of any criminal offense under any Health Care Law; or (D) been a party to or subject to any criminal, civil, or administrative section or proceeding, or any threatened action or proceeding, concerning any of the matters described in clauses (A) through (C) above;

(ii) failed to timely file, accurately and completely in all material respects, any reports, returns, data and other information and filings required by any Governmental Authority or by any Health Care Laws;

(iii) knowingly and willfully offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in violation of the Anti-Kickback Statute;

(iv) had or has any “financial relationship” with any “referring physician” or an immediate family member of such physician, within the meaning of those terms under 42 U.S.C. § 1395nn that would violate any Law;

(v) (A) has been or is a party to a corporate integrity agreement, a Certificate of Compliance Agreement with the United States Department of Health and Human Services Office of Inspector General, or similar government mandated compliance program, (B) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority, or (C) has been served with or received any pending search warrants, subpoenas, or civil investigative demands from any Governmental Authority related to the Business;

(vi) received any warning or untitled letters, consent decrees, Form FDA-483 Inspectional Observations, notices of import detentions or refusals, or similar material documents from the FDA or any other Governmental Authority; or

(vii) engaged in any voluntary disclosure or other discussions with any Governmental Authority or entered into any settlement agreement, consent decree, corporate integrity agreement, or other arrangement (formal or informal) with any Governmental Authority concerning compliance with any Health Care Law.

Article V

POST-CLOSING COVENANTS

5.01 Further Assurances. From and after the Closing, upon the reasonable request of any other Party, each Party shall execute, acknowledge and deliver all such further documents as may reasonably be required to carry out the Contemplated Transactions. Further to the foregoing, from and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Acquired Asset, such Person shall remit such funds to Buyer within five (5)

Business Days after its receipt thereof. Further to the foregoing, from and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Retained Asset, such Person shall remit such funds to Seller within five (5) Business Days after its receipt thereof.

5.02 Confidentiality. From and after the Closing, Seller shall hold, and cause each of its Affiliates and each of its and its Affiliates’ respective directors, managers, officers, employees, agents and representatives to hold, in confidence, all confidential documents and information pertaining to the Business and shall not use such confidential documents and information, except to the extent that such information (a) is or becomes generally available in the public domain through no fault of Seller, such Affiliates and their respective directors, officers, employees, agents or representatives, (b) is required by Law to be disclosed; provided, that Seller shall give prompt notice to Buyer of such requirement by Law and cooperate reasonably with any attempts by Buyer or its Affiliates to obtain a protective order, or (c) is reasonably necessary for Seller to enforce the terms of this Agreement or any other agreement or instrument executed or understanding made in connection herewith.

5.03 Publicity. None of the Parties shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the Contemplated Transactions, without the advance approval in writing of the form and substance thereof by Buyer and Seller, except (a) as required by any applicable Law or stock exchange regulation (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), (b) Buyer and/or its Affiliates may make customary disclosures to the investment community (including current and prospective investors) and to their banks and advisors, and Buyer and/or its Affiliates may reference or describe the transactions in customary tombstone advertisements, on its website or in other marketing materials so long as the Purchase Price and other economic terms of the transactions are not disclosed.

5.04 Non-Competition; Non-Solicitation.

(a) In order for Buyer to have and enjoy the full benefit of the Business, and as a material inducement to Buyer to enter into this Agreement (without such inducement Buyer would not have entered into this Agreement), for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly through Affiliates or otherwise:

(i) undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, a Competing Business in the United States;

(ii) solicit, entice, encourage, intentionally influence or hire, or attempt to solicit, entice, encourage, influence or hire, any employee or contractor of the Business (including any individual who has been an employee or contractor of the Business at any time during the preceding twelve (12) month period prior to the Closing) to resign or leave the employ of or engagement with the Buyer or otherwise hire, employ, engage or contract any such employee or contractor to perform services other than for the benefit of the Buyer;

(iii) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, intentionally encourage or influence, any customer, supplier, vendor, acquisition target or other business relationship of the Business (including any Person who has been a customer, supplier, vendor, acquisition target or other business relationship of the Business at any time during the twelve (12) month period immediately prior to the Closing) to alter, reduce or terminate its business relationship or not otherwise engage in a transaction with the Buyer as it relates to the Business; or

(iv) Disparage Buyer, the Business or their respective direct or indirect equityholders, partners, members, directors, officers, employees, agents, representatives, successors or assigns including, without limitation Frazier Capital and its portfolio companies.

(b) The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which Seller is in violation of any of the provisions of Section 5.04(a).

(c) Notwithstanding Section 5.04(a), none of the following activities shall constitute a violation of Section 5.04(a): (i) the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants or independent contractors (for the avoidance of doubt hiring anyone responding to such advertisements shall still be prohibited to the extent prohibited in Section 5.04(a)); (ii) holding up to 3% of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competing Business; (iii) manufacturing and selling of CT tubes pursuant to the Supply Agreement; or (iv) the activities described on Schedule 5.04(c).

(d) Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of Section 5.04(a) (the “Restrictive Covenants”):

(i) Buyer and its Affiliates shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to Buyer and its Affiliates, the amount of which cannot be readily determined and as to which neither Buyer nor any of its Affiliates will have any adequate remedy at Law or in equity;

(ii) it is the desire and intent of the Parties that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii) the Parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of Buyer’s businesses and the Acquired Assets and are reasonable and valid in geographical and temporal scope and in all other respects.

5.05 Transfer Taxes. Seller, on the one hand, and Buyer, on the other hand, will each pay, or cause to be paid, fifty percent (50%) of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on Seller as a result of the Contemplated Transactions, and any penalties or interest with respect to such Taxes (collectively, “Transfer Taxes”). Seller and Buyer each agree to cooperate with other Party in the filing of any Tax Returns with respect to the Transfer Taxes, including reasonably promptly supplying any information in Seller’s possession that is reasonably necessary to complete such Tax Returns.

5.06 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

5.07 Employees and Employee Benefits.

(a) The Buyer shall offer to employ, as of the Closing Date, all current active employees of the Business who are identified on Schedule 5.07 (the “Transferred Employees”). Such employment will be on an “at will” basis for salaries or wages and benefits consistent with the Buyer’s current policies for similarly situated employees of the Buyer and its Affiliates in effect as of the Closing Date; provided that nothing herein shall obligate the Buyer to maintain any such employees’ employment or the terms or conditions of employment for any period of time. The Buyer shall require as a condition to employment that the employees hired meet the Buyer’s standard requirements for new hires. The Buyer does not assume, and Seller shall be fully responsible for the payment of, any wages, bonuses, severance or other benefits related to any of the Transferred Employees (including any disability, earned or accrued but unpaid vacation or paid time off, workers compensation or COBRA obligations and any liabilities under any Employee Benefit Plan) for any period ending prior to the Closing Date, or payable upon the termination of any of its employees including any employees so offered employment by the Buyer who fail to accept such employment offer. Seller shall reasonably cooperate with the Buyer’s efforts to employ and retain the Transferred Employees. Seller shall be responsible for compliance with all Laws related to the termination by Seller. Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date and Seller shall be solely responsible for satisfying the requirements of Section 4980B of the Code for all such individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B‑9.

(b) The Buyer shall cause each Transferred Employee who accepts employment with the Buyer to be given credit for purposes of the Buyer’s vacation policies and for the purpose of eligibility under the Buyer’s group health plan and defined contribution retirement plan for all service with Seller.

(c) The Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee who accepts an employment offer by the Buyer including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing.

(d) This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Transferred Employee or any other Person to any continued employment with the Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

5.08 Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer or Seller after the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer and Seller shall retain the books and records in their possession which relate to the Business and its operations; and upon reasonable notice, afford the other Party reasonable access (including the right to make, at the other Party’s expense, photocopies), during normal business hours, to such books and records. Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.08 where such access would violate any Law or that could negate the attorney client privilege and/or accountant client privilege and/or work product exception, applicable to such books and records.

5.09 Approvals and Consents. Required Governmental Approvals and Notices shall be the responsibility of Buyer to secure, but in cooperation and consultation with Seller (including by and through its counsel) in accordance with this Agreement. Buyer, on the one hand, and Seller, on the other hand, shall use reasonable best efforts to cooperate with the other to prepare and file, or cause to be prepared and filed, as soon as reasonably practicable, the Required Governmental Approvals and Notices. All filing fees imposed by a Governmental Authority in connection with the Required Governmental Approvals and Notices shall be borne by Buyer.

5.10 Reimbursement for Repair and Surrender. Upon receipt of a written request for reimbursement, which shall be accompanied by invoices or equivalent documentation evidencing the incurrence of such costs, Seller agrees to reimburse Buyer for (a) the reasonable expenses incurred by Buyer in connection with the repair of certain air conditioning split units serving the warehouse portion of the Leased Real Property and (b) if Buyer elects not to extend the Real Property Lease beyond June 15, 2025, any surrender obligations as required by the landlord under the Real Property Lease other than those arising from Buyer’s alteration of the property after Closing.

Article VI

SURVIVAL; INDEMNIFICATION

6.01 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and other agreements contained in this Agreement shall survive the Closing as follows:

(a) Claims based on (i) the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 4.01, Section 4.02, Section 4.03, the first sentence of Section 4.09(a), Section 4.13 and Section 4.20 (collectively, the “Fundamental Representations and Warranties”), (ii) Fraud, (iii) Pre-Closing Taxes and (iv) all covenants and other agreements contained in this Agreement, (items (i)-(iv) shall hereinafter be referred to as “Limitation Carve-Outs”) shall terminate and be of no further force and effect on the date that is sixty (60) days following the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive); and

(b) all other representations and warranties contained in this Agreement shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date.

No claim may be made for indemnification hereunder for breach of any representations, warranties, covenants or other agreements after the expiration of the survival period applicable to such representation, warranty, covenant or other agreement set forth above (the “Claims Cut-Off Date”); provided that if Buyer or Seller, as applicable, delivers written notice to the other Party of an indemnification claim for a breach of any representation, warranty, covenant or other agreement (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) prior to the expiration of the applicable Claims Cut-Off Date, such claim shall survive until resolved or judicially determined.

6.02 Indemnification Provisions for Benefit of Buyer. Subject to the terms, conditions and limitations provided herein, from and after the Closing, whether or not involving a Third Party Claim, Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, Buyer and its Affiliates and their respective directors, managers, officers, employees, direct and indirect equityholders, members, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred by a Buyer Indemnified Party based upon, arising out of or incurred as a result of any of the following: (a) any breach of, or any inaccuracy in, any representation or warranty made by Seller in Article IV or in any document or certificate delivered pursuant hereto; (b) any breach or default in performance of Seller’s covenants, agreements or obligations contained in this Agreement; (c) any Retained Liabilities; or (d) any Pre-Closing Taxes; provided, however, that (x) except with respect to the breach of any Limitation Carve-Outs, Seller shall not have any obligation to indemnify Buyer Indemnified Parties under Section 6.02 from and against any such Losses until the aggregate amount of indemnifiable Losses suffered by Buyer Indemnified Parties by reason of all such breaches under

Section 6.02 exceeds $90,000 (the “Basket”), whereupon Seller shall be obligated to indemnify Buyer Indemnified Parties from and against all such Losses from the first dollar of Losses, (y) except with respect to the breach of any of the Limitation Carve-Outs, Seller’s aggregate Liability for indemnification under Section 6.02 shall not exceed $1,800,000 and (z) with respect to all other matters except for Fraud, Seller’s aggregate Liability for indemnification under Section 6.02 shall not exceed the Purchase Price.

6.03 Indemnification Provisions for Benefit of Seller. Subject to the terms, conditions and limitations provided herein, from and after the Closing, Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, Seller and its Affiliates and their respective directors, managers, officers, employees, equityholders, members, agents and representatives, as applicable (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred by a Seller Indemnified Party based upon, arising out or incurred as a result of any of the following: (a) any breach of, or any inaccuracy in, any representation or warranty made by Buyer in Article III or in any document or certificate delivered with respect thereto; (b) any breach or default in performance by Buyer of any of its covenants, agreements or obligations contained in this Agreement; or (c) any Assumed Liabilities, provided, however, that (x) except with respect to the breach of any Limitation Carve-Outs, the Buyer shall not have any obligation to indemnify Seller Indemnified Parties under Section 6.03 from and against any such Losses until the aggregate amount of indemnifiable Losses suffered by Seller Indemnified Parties by reason of all such breaches under Section 6.03 exceeds the Basket whereupon the Buyer shall be obligated to indemnify Seller Indemnified Parties from and against all such Losses from the first dollar of Losses, (y) except with respect to the breach of any of the Limitation Carve-Outs, the Buyer’s aggregate Liability for indemnification under Section 6.03 shall not exceed $1,800,000 and (z) with respect all other matters except for Fraud, the Buyer’s aggregate Liability for indemnification under Section 6.03 shall not exceed the Purchase Price.

6.04 Matters Involving Third Parties.

(a) If any third party shall notify any Party entitled to seek indemnification pursuant to this Article VI (in such capacity, the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which would reasonably be expected to give rise to a claim for indemnification against any other Party obligated to provide indemnification pursuant to this Article VI (in such capacity, the “Indemnifying Party”), then the Indemnified Party shall promptly after receiving notice of the Third Party Claim notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided, that, the failure to so notify the Indemnifying Party shall not limit the indemnification obligations under this Agreement, except to the extent that such failure to give notice shall actually prejudice any defense or claim available to the Indemnifying Party.

(b) With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim, through counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right to participate in or assume the control of the negotiation, settlement or defense of any Third Party Claim if: (i) the Third Party Claim relates to or arises in connection with any matter involving criminal conduct on the part of an Indemnified Party; (ii) the Third Party Claim seeks an injunction or other equitable relief against any Indemnified Party; (iii) the Third Party Claim has or would reasonably be expected to result in Losses that would exceed the amounts available for indemnification pursuant to this Article VI; (iv) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim; or (v) the Indemnifying Party has not acknowledged within twenty (20) days of the Indemnifying Party’s receipt of notice of a Third Party Claim that such Third Party Claim is subject to indemnification pursuant to this Article VI. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf; provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless, if under the applicable standards of professional conduct, a conflict with respect to any interests between the Indemnifying Party and the Indemnified Party exists in respect of such action or proceeding that could reasonably be expected to result in material prejudice to an Indemnified Party (and in which case, the Indemnifying Party shall pay the reasonable fees and expenses of one (1) additional counsel (and one (1) local counsel in any relevant jurisdiction if the first named additional counsel does not have an office in such other relevant jurisdiction) as may be retained by such Indemnified Party). If the Indemnifying Party has failed to deliver a written notice of intent to defend a Third Party Claim to the Indemnified Party within twenty (20) days of its receipt of notice of such Third Party Claim (and until any such notice is delivered), the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of such Third Party Claim. If the Indemnifying Party exercises its right to control the defense of a Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or any of its Affiliates, (ii) such settlement does not expressly and unconditionally release all Indemnified Parties from all Liabilities and obligations with respect to such claim without prejudice, or (iii) if such settlement includes any statement as to or an admission of fact, culpability or failure to act by or on behalf of the Indemnified Party or any of its Affiliates. For purposes of clarification, the Parties acknowledge that the consent to entry of judgment or settlement of any Third Party claim by an Indemnified Party shall not be dispositive of whether the Indemnified Party is entitled to indemnity, it being expressly understood that the Indemnifying Party’s indemnification obligations for any Third Party Claim must result from, arise out of, or relate to or be caused by a breach of a representation or warranty or breach or nonperformance of any covenant, agreement or other obligation for which an Indemnified Party is entitled to indemnification under this Article VI.

6.05 Direct Claims. In order to seek indemnification against a Party under this Article VI with respect to a Loss that does not result from a Third Party Claim, the Indemnified Party shall promptly after learning of the existence thereof notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided, that, the failure to so notify the Indemnifying Party shall not limit the indemnification obligations under this Agreement, except to the extent that such failure to give notice shall actually prejudice any defense or claim available to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice will be deemed a Liability of the Indemnifying Party and the Indemnified Party shall be entitled to recover the amount of such Loss from the Indemnifying Party in accordance with the terms and conditions of this Article VI. If the Indemnifying Party objects to a claim of indemnification made hereunder, the Indemnified Party may pursue any and all legal or equitable remedies available to them in this Agreement and applicable Law.

6.06 Exclusive Remedy. Buyer and Seller each acknowledge and agree that from and after the Closing, the provisions of Article VI shall be the sole and exclusive remedy of any Party with respect to any and all claims arising out of or in connection with breaches of representations, warranties, covenants or agreements contained in this Agreement or otherwise relating to the subject matter hereof, except for claims based on Fraud. Nothing in this Section 6.06 shall prevent or prohibit a party from seeking or obtaining specific performance or other equitable relief in accordance with Section 5.04(d)(i) or Section 9.11.

6.07 Certain Limitations. The indemnification provided for in this Article VI shall be subject to the following limitations:

(a) Payments by an Indemnifying Party in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (subject to any increases in premiums resulting from any such claim). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement (provided that commercially reasonable effort shall not include a requirement by the Indemnified Party to file a lawsuit to collect under any insurance policy or indemnity, contribution or other similar agreement).

Article VII

TAX MATTERS

7.01 Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Business that are payable with respect to any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated using the same mechanics set forth in clause (ii); and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Business or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. This Section 7.01 shall not apply to any Transfer Taxes.

7.02 Tax Treatment of Indemnity Payments. It is the intention of the Parties to treat any indemnity payment made under Article VI as an adjustment to the Purchase Price for all federal, state, local and non-U.S. Tax purposes, and the Parties agree to file their Tax Returns accordingly.

7.03 Intended Tax Treatment; Purchase Price Allocation.

(a) For U.S. federal and state income Tax purposes, the parties hereto agree that the transactions contemplated hereby shall be treated as the purchase and sale of the Acquired Assets pursuant to Section 1001 of the Code (the “Intended Tax Treatment”).

(b) Within sixty (60) days after the final determination of the Purchase Price, Buyer will prepare and provide an allocation of Purchase Price and the applicable Liabilities (plus other relevant items) among the Acquired Assets for tax purposes (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with the applicable provisions of the Code and Treasury Regulations and the methodologies set forth on Schedule 7.03. If within twenty (20) days of receiving the Purchase Price Allocation, Seller has not objected to the Purchase Price Allocation, the Purchase Price Allocation shall be final and binding on Seller and Buyer. If within twenty (20) days of receiving the Purchase Price Allocation, Seller objects to the Purchase Price Allocation, Seller and Buyer shall cooperate in good faith to resolve their differences; provided, that, if after twenty (20) days of cooperating in good faith, Seller and Buyer are unable to agree on the Purchase Price Allocation, Seller and Buyer shall retain the Settlement Accountants to resolve their dispute (provided that the Settlement Accountants utilize the allocation methodologies set forth on Schedule 7.03), which shall resolve the disagreement in accordance with the dispute resolution procedure set forth in Section 1.03(b) applied mutatis mutandis, and the determinations of the Settlement Accountants with respect to the Purchase Price Allocation, which shall be made in a written statement in reasonable detail of the basis for its decision shall be final and shall not be subject to further review. The costs and expense of the Settlement Accountants shared equally by Seller, on the one hand, and Buyer, on the other hand. Buyer and Seller shall make appropriate adjustments to the Purchase Price Allocation to reflect changes in the Purchase Price or the applicable Liabilities (or other relevant items).

(c) Unless otherwise required by Law, Buyer and Seller shall (and shall cause their Affiliates to): (i) timely file all Tax Returns and information reports in a manner consistent with the Intended Tax Treatment and the Purchase Price Allocation, and (ii) not take any position inconsistent with the Intended Tax Treatment or the Purchase Price Allocation for U.S. federal, state, local, and foreign income Tax purposes (including in connection with any audit or other examination of Taxes by any Taxing Authority).

7.04 Tax Refunds. All refunds of Taxes of Seller with respect to the Business or the Acquired Assets for any Pre-Closing Tax Period (including the pre-Closing portion of Taxes owed with respect to any Straddle Period as determined under Section 7.01) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) (collectively, a “Tax Refund”) shall be the property of Seller (net of any Taxes thereon and reasonable out-of-pocket expenses attributable thereto), except to the extent such Tax Refund was included in the computation of Net Working Capital (as finally determined under Section 1.03). To the extent that Buyer or any of its Affiliates realizes a Tax Refund that is the property of Seller, Buyer shall pay the amount of such Tax Refund (and interest received from the applicable Taxing Authority) to Seller. The amount due to Seller shall be payable ten (10) days after receipt of the Tax Refund from the applicable Taxing Authority (or, if the Tax Refund is in the form of a direct credit, ten (10) days after the due date of the Tax Return claiming such Tax Refund). If reasonably requested by Seller, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to timely claim any Tax Refund that will give rise to a payment under this Section 7.04. If any Tax Refund previously paid pursuant to this Section 7.04 to Seller is subsequently disallowed by, and required to be repaid to, a taxing authority, such disallowed Tax Refund plus any interest thereon shall, for the avoidance of doubt, be considered a Pre-Closing Tax for purposes of this Agreement.

Article VIII

DEFINITIONS

8.01 Defined Terms. As used herein, the following terms shall have the following meanings:

“Action” means any action, suit, demand, claim, arbitration, litigation, hearing, examination, complaint, indictment, litigation, investigation or other proceeding.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which Seller or any Subsidiary of Seller is, has been or was a member.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Supply Agreement and each of the other agreements and documents contemplated hereby.

“Anti-Kickback Statute” means the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. § 1320a-7b) as amended, and its implementing regulations, collectively with any amendments or successor Laws and includes any state Law concerning the same or similar subject matter.

“Approval” means all material notices, reports, filings, approvals, Orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority or any other Person.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in the operation of the Business.

“Buyer Closing Date Transaction” means any transaction engaged in by Buyer on the Closing Date, which occurs after the Closing or at the direction of Buyer that is not contemplated by this Agreement and is outside the ordinary course of business.

“CARES Act” means the U.S. Coronavirus Aid, Relief and Economic Security Act and the regulations promulgated thereunder, including amendments thereto.

“Cash” means the cash and cash equivalents held in any account of Seller immediately prior to the Closing. Notwithstanding anything to the contrary, Cash shall not include security deposits or similar items required to run the Business as currently conducted which shall be Acquired Assets.

“Clinical Research” means any study, trial, or investigation that assigns human participants or groups of humans to one or more health-related intervention to evaluate the effects on health outcomes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business that competes directly with the Business.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means any binding contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, sales or purchase order, license, sublicense, or franchise agreement

“Disparage” means to make any intentionally false statement, whether written or oral, whether direct or indirect, and whether acting alone or through any other Person, that casts the subject of such statement in a critical or unfavorable light or that otherwise causes damage to, or intends to embarrass, the subject of such statement.

“Environmental Laws” means all federal, state and local Laws and Orders, concerning pollution or protection of the environment, or human health or safety related thereto, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of or exposure to any hazardous, toxic or harmful materials, substances or wastes.

“Equity Interest” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests, and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Excluded Status” means (i) excluded, suspended or debarred from (or deemed ineligible for participation under) any Government Program or from other programs funded in whole or in part by any Governmental Authority or government contracts, grants, agreements, loans or non-procurement benefits under the procurement rules at 48 C.F.R. Subpart 9.4 or the non-procurement rules at 2 C.F.R. Part 180 et. seq, or similar state or local authorities, or (ii) listed as excluded on the (A) “List of Parties Excluded from Federal Procurement and Non-Procurement Programs”, (B) the “System for Award Management”, (C) the Department of Health and Human Services, Office of Inspector General “List of Excluded Individuals/Entities”, (D) the FDA’s list of firms or persons debarred pursuant to 21 U.S.C. § 335(a) or (b), or (E) similar lists maintained by state or local Governmental Authority, including any state Government Program exclusion list.

“False Claims Act” means 31 U.S.C. §§ 3729 et seq., or any other similar Laws, including state Laws, addressing false claims.

“FDA” means he United States Food and Drug Administration.

“FDA Laws” means all Laws pertaining to the FDA and the regulatory matters applicable to the distribution of medical devices, the licensing for medical device manufacturers and distributors, the protection of the consumer’s health and safety, FDA’s programs, state boards of pharmacy or similar state authorities and government agencies responsible for regulating the manufacture and distribution of medical devices, Laws relating to licensed medical device manufacturers, wholesale medical device distributors, wholesalers, over-the-counter or non-prescription medical devices all as now in effect. Without limiting the foregoing, FDA Laws includes the Federal Food, Drug & Cosmetic Act (“FDC Act”) and comparable state Laws and all regulations promulgated under such federal and state Laws.

“Fraud” means Delaware common law fraud. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state, regional, local, quasi-governmental authority or other political subdivision thereof, and any entity, authority,

agency, board, commission, court, tribunal, instrumentality or official exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Government Program” means the Medicare program, any state Medicaid program, any other federal healthcare program (as defined in 42 U.S.C. § 1320a-7b(f)), and other similar federal, state and local programs for which a Governmental Authority pays in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable program.

“Hazardous Materials” means any material, substance or waste that is limited or regulated by any Governmental Authority pursuant to any Environmental Law.

“Health Care Laws” means all Laws uniquely pertaining to the provision of or payment for health care items and services, including Laws relating to health care Business Permits; Government Programs; Private Programs; reporting and disclosure requirements to Governmental Authorities; the prohibition or regulation of fraud and abuse; patient inducements; patient referrals or provider incentives generally; anti-kickback, anti-referral, false claims, the submission of bills, claims or similar requests for payment; coding, coverage, reimbursement, claims submission, billing and collections; insurance fraud; the administration of health care claims or benefits; the licensure, certification, registration, qualification, or authority to provide health care services and/or items (including medical devices and radiation emitting devices); the manufacturing, distribution, dispensing, marketing, labeling, and packaging of drugs, medical devices, biological products, and radiation emitting products; the relationships among providers, payors, vendors, and consumers in the health care industry; processing or payment for health care services, treatment, or supplies furnished by providers; credentialing; coordination of benefits; medical records; patient privacy and security breach notification rules, all as now in effect. Without limiting the foregoing, Health Care Laws includes Title XVIII of the Social Security Act, 42 U.S.C. § 1395-1395hhh (the Medicare statute); the Anti-Kickback Statute; the False Claims Act; the FDA Laws; the “Stark Law” (42 U.S.C. § 1395nn and its implementing regulations); the Eliminating Kickbacks in Recovery Act, 18 U.S.C. §220; HIPAA; the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), the exclusion laws (42 U.S.C. § 1320a-7); False Statements Relating to Health Care Matters law (18 U.S.C. § 1035); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); 18 U.S.C. § 1347; Excluded Status requirements; the Public Health Service Act of 1944; the Prescription Drug Marketing Act of 1987; the Radiation Control for Health and Safety Act of 1968; and comparable state Laws and all regulations promulgated under such federal and state Laws, as each may be amended from time to time as of the Closing.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, as incorporated into the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5 including all implementing regulations issued pursuant thereto, as amended, as enacted and in effect on or prior to the Closing, and any guidance issued by the Department of Health and Human Services interpreting the foregoing.

“Indebtedness” means any of the following, except to the extent included in the determination of Net Working Capital: (a) any indebtedness or other obligation of the Business for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness of the Business evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities of the Business with respect to interest rate or currency swaps, forward currency, collars, caps and similar hedging obligations; (d) any Liabilities of the Business for the deferred purchase price of property or other assets (including the maximum amount payable for any “earn-out”, seller notes, purchase price adjustments or other payments related to acquisitions); (e) any Liabilities of the Business in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any Liabilities of the Business under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) all outstanding but unpaid obligations of the Business for capital expenditures; (h) amounts, if any, that would be accrued liabilities under GAAP for paid time off, vacation or similar obligations to employees to the extent they are not already included as liabilities in final determination of Net Working Capital; (i) any accrued or unfunded pension Liabilities of the Business in respect of or under any Benefit Plan; (j) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (k) any indebtedness referred to in clauses (a) through (j) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any Acquired Asset.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, continuations, continuations-in-past, divisions, extensions and counterparts claiming priority therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (“Software”); (c) copyrights, works of authorship and other copyrightable works, whether registered or unregistered, and whether or not published; (d) trade secrets and other proprietary or confidential processes, formulas, methodologies and technology; (e) trademarks, trade names, service marks, certification marks, corporate names, service names, brands, trade dress and logos and the goodwill associated therewith; (f) domain name registrations and internet addresses, whether or not trademarks, registered in any top-level domain by any authorized private registrar or governmental authority, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto; and (g) including, in each case, any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Knowledge” of Seller means the actual knowledge of each of Wendy Diddell and Nicholas Richardson.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any liability, debt, obligation, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty, fine or expense (including costs of investigation and defense and reasonable attorney’s fees, costs and expenses).

“Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien, deed of trust, deed to secure debt, right of first refusal, right of first offer, easement, restriction, covenant, condition, title default, encroachment or other survey defect or charge.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any effect, change, event, development, condition or occurrence that, individually or together with one or more effects, changes, events, developments, conditions or occurrences, has had or would be reasonably expected to have or result in a material adverse effect or material adverse change, as a whole, on the Business, Acquired Assets, or operating results of the Business, provided, however, that any adverse change, event or effect arising from or related to: (i) material and adverse conditions affecting the industry of the Business generally or the United States economy; (ii) changes resulting from acts of terrorism, acts of war, escalation of hostilities, floods, wild fires, epidemics, earthquakes, hurricanes, tornados or other natural disasters; (iii) material and adverse changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Laws issued by any Governmental Authority; (vi) the public announcement of the transactions contemplated by this Agreement shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to the Business, but, with respect to (i) through (v) only to the extent that such change, event or effect does not have a disproportionate impact on the Business relative to other industry participants that are similarly situated.

“Net Working Capital” means (a) the current assets of the Business, excluding (i) current assets in respect of income taxes, (ii) Cash and (iii) the other current asset categories specifically excluded pursuant to the NWC Methodologies, minus (b) the current liabilities of the Business, excluding (i) current liabilities in respect of income taxes, and (ii) the other current liability categories specifically excluded pursuant to the NWC Methodologies, determined in accordance with the NWC Methodologies, each calculated immediately before, and without giving effect to, the Closing.

“Net Working Capital Adjustment” means (i) if the Net Working Capital is greater than the Target Net Working Capital an amount equal to the Net Working Capital minus the Target Net Working Capital, expressed as a positive number, and (ii) if the Net Working Capital is less than the Target Net Working Capital, an amount equal to the Net Working Capital minus the Target Net Working Capital, expressed as a negative number.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other binding determination of, or any settlement or agreement with, any Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller and used directly and primarily in the Business.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges (i) not yet due and payable, or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings by Seller and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; and (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens for amounts not past due arising or incurred in the ordinary course of business consistent with past practice.

“Person” means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date, and (b) with respect to a Straddle Period, any portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes imposed upon the Acquired Assets for any Pre-Closing Tax Period (including the pre-Closing portion of Taxes owed with respect to any Straddle Period as determined under Section 7.01), (b) any Taxes of any member of an Affiliated Group of which Seller is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation Section 1.1502-6 or comparable provision state, local or non-U.S. Tax Law, (c) Seller’s share of any Transfer Taxes, as determined pursuant to Section 5.05, (d) any Taxes of Seller (other than any Transfer Taxes which shall be governed by clause (c) above), or (e) any Taxes or other payments required to be paid after the date hereof by Business or Buyer to any party under any Tax Sharing Agreement or by reason of being a successor-in-interest or transferee of another entity on or prior to the Closing Date, or by contract (other than any contract entered into in the ordinary course of business and not principally concerning Taxes). Notwithstanding the foregoing, Pre-Closing Taxes shall exclude the following Taxes: (i) any and all Taxes to the extent included in the computation of Net Working Capital (as finally determined under Section 1.03), (ii) Buyer’s share of any Transfer Taxes, as determined pursuant to Section 5.05, and (iii) any and all Taxes resulting from any Buyer Closing Date Transaction.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Target Net Working Capital” means $8,955,960.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, escheat, unclaimed property, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, levy, fee, impost, duty or similar governmental charge of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any written agreement or arrangement existing at any time at or before the Closing, binding Seller, that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, with the principal purpose of determining any other Person’s Tax liability (provided, for the avoidance of doubt, that the foregoing shall not include any Contracts entered into in the ordinary course of business and not principally concerning Taxes).

“Taxing Authority” means the Internal Revenue Service and any other federal, state, provincial or local Governmental Authority which has the right to impose Taxes on the Business.

8.02 Other Defined Terms. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section Defined
Acquired Assets	Section 1.01
Acquired Contracts	Section 1.01
Affiliate Transaction	Section 4.16
Agreement	Preamble
Annual Balance Sheet	Section 4.05(a)
Assignment and Assumption Agreement	Section 2.02(a)(vi)
Assumed Liabilities	Section 1.02(a)
Bankruptcy and Equity Exceptions	Section 3.03
Basket	Section 6.02
Bill of Sale	Section 2.02(b)(iii)
Business	Recitals

Business Permits	Section 4.15(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 6.02
Buyer’s Report	Section 1.03(b)(i)
Claims Cut-Off Date	Section 6.01(b)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Payment	Section 1.03(a)
Estimated Closing Payment	Section 1.03(b)(i)
Estimated Closing Statement	Section 1.03(b)(i)
Final Closing Payment	Section 1.03(b)(iv)
Financial Statements	Section 4.05(a)
Fundamental Representations and Warranties	Section 6.01(a)
Indemnified Party	Section 6.04(a)
Indemnifying Party	Section 6.04(a)
Insurance Policies	Section 4.14
Intended Tax Treatment	Section 7.03
Latest Balance Sheet	Section 4.05(a)
Leased Real Property	Section 4.09(b)
Limitation Carve-Outs	Section 6.01(a)
Material Contracts	Section 4.17(a)
Material Customers	Section 4.19
Material Suppliers	Section 4.19
NWC Methodologies	Section 1.03(b)(i)

Party/Parties	Preamble
Purchase Price	Section 1.03(a)
Purchase Price Allocation	Section 7.03
Real Property Lease(s)	Section 4.09(b)
Receivables	Section 4.21(a)
Related Party	Section 4.16
Restricted Period	Section 5.04(a)
Restrictive Covenants	Section 5.04(d)
Retained Assets	Section 1.01
Retained Liabilities	Section 1.02(b)
Seller	Preamble
Seller Indemnified Parties	Section 6.03
Seller’s Report	Section 1.03(b)(ii)
Settlement Accountants	Section 1.03(b)(iii)
Straddle Period	Section 7.01
Supply Agreement	Section 2.02(a)(v)
Tax Refund	Section 7.04
Third Party Claim	Section 6.04(a)
Transferred Employees	Section 5.07(a)
Transfer Taxes	Section 5.05
Transition Services Agreement	Section 2.02(a)(iv)

Article IX

GENERAL PROVISIONS

9.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one (1) day after deposit with Federal Express or similar overnight courier service, upon transmission by electronic mail if a customary confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission or three (3) days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a) if to Buyer to:

c/o Frazier Healthcare

Two Union Square

601 Union Street, Suite 3200

Seattle, WA 98101

Attn: Kent Berkley; Shyamal Swami

Email: kent.berkley@frazierhealthcare.com; Shyamal.swami@frazierhealthcare.com with copies to (which notice shall not constitute notice to Buyer):

Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
Attn: Jonathan Malkin
Email: malkinj@gtlaw.com

(b) if to Seller to:

Richardson Electronics, Ltd.

c/o Chief Operating Officer

40W267 Keslinger Road
P.O. Box 393
LaFox, IL 60147-0393

Email: wendyd@rell.com

with a copy to (which notice shall not constitute notice to Seller):

Benesch, Friedlander, Coplan & Aronoff LLP

Attention: William Doran and Brian Mielcusny

71 South Wacker Drive, Suite 1600

Chicago, IL 60606-4637

Email: wdoran@beneschlaw.com

bmielcusny@beneschlaw.com

9.02 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Ancillary Agreements and the other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

9.03 Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement and the Contemplated Transactions.

9.04 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer and Seller. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

9.05 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied herein or therein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties, by operation of law or otherwise, without the prior written consent of the other Parties; provided that without written consent of any Party, (i) each of Buyer or Seller may assign its rights and obligations to any of its Affiliates, and (ii) Buyer may assign its rights hereunder as collateral security to any lender to Buyer or to an Affiliate of Buyer but no assignment shall relieve Buyer of any Liability hereunder. Any purported assignment in violation of this Section 9.05 shall be null and void ab initio.

9.06 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

9.07 Interpretation. Unless the express context otherwise requires:

(a) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) Words defined in the singular shall have comparable meaning when used in the plural, and vice versa;

(d) The words “Dollars” and “$” mean U.S. dollars;

(e) References herein to a specific Section, Subsection, Recital, Schedule, or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(f) Whenever the word “include,” “includes” or “including” is used in this Agreement; it shall be deemed to be followed by the words “without limitation”;

(g) References herein to any gender shall include each other gender;

(h) References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 9.07 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) The word “or” shall be disjunctive but not exclusive;

(l) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(m) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule; and

(n) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

9.08 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware applicable to contracts executed and to be wholly performed within the State of Delaware without giving effect to principles of conflicts of Law.

9.09 Forum Selection and Consent to Jurisdiction. EACH OF THE PARTIES AGREES THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT BETWEEN THE PARTIES, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS INCLUDING WITHOUT LIMITATION THE CHANCERY COURT OF THE STATE OF DELAWARE, AND EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE

PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Parties would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law and the remedies set forth in Section 5.04(d)(i), a non-breaching Party shall be entitled to injunctive relief and to specifically enforce the terms and provisions hereof.

9.12 Arm’s Length Negotiations; Drafting. Each Party expressly represents and warrants to the other Parties that before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; such Party has relied solely and completely upon its own judgment in executing this Agreement; such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and between the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

9.13 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party.

9.14 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 5.04(d) and Article VI.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first above written.

BUYER: DIRECTMED IMAGING, LLC By: Name: Bradley de Koning Title: President

SELLER: RICHARDSON ELECTRONICS, LTD. By: Name: Title:

Exhibit A: Excluded Business

______________________________________________________________________________

The sale of MRI tubes with the following part numbers shall be excluded from the definition of the “Business” for purposes of the Agreement:

Part No. 3CPX1500A7

Part No. 3CPX800A7

Part No. YC179A

Exhibit B: NWC Methodologies

IMES Net Working Capital
As of January 20, 2025
	As of 1/20/25	Target
Accounts Receivable (net of transferred credit memos)	794,450	1,199,000
Inventory - Non ALTA (net of reserves and calculated consistent with the Financial Statements)	5,454,532	5,570,000
Inventory - ALTA (net of reserves and calculated consistent with the Financial Statements)	1,920,338	2,186,960

Total Net Working Capital	$ 8,169,319	$ 8,955,960

Working Capital Deficit		(786,640)

Exhibit C: Transition Services Agreement

See attached

Exhibit D: Supply Agreement

See attached.

Exhibit E: Form of Assignment and Assumption Agreement

See attached.

Exhibit F: Form of Trademark Assignment Agreement

See attached.

Exhibit G: Form of Bill of Sale

See attached.

Schedule 7.03

Allocation Methodology

The Purchase Price and the applicable Liabilities (plus other relevant items) are to be allocated among the Acquired Assets for tax purposes in accordance with the principles set forth below. The class references are in accordance with Sections 1060 the Code and Treasury Regulation Section 1.1060-1. The listing of a class of assets in the table below does not mean that such class of assets is applicable to the transaction.

Class	Method of Allocation
I (cash, demand deposits, etc.)	Based on the actual amount of Class I assets included in the Acquired Assets.
II (marketable stock, government securities, etc.)	The net book value of Class II assets included in the Acquired Assets (as used by Seller and as determined in accordance with GAAP and immediately prior to the Effective Time).
III (accounts receivables, mortgages, etc.)	The net book value of Class III assets included in the Acquired Assets (as used by Seller and as determined in accordance with GAAP and immediately prior to the Effective Time).
IV (inventory, etc.)	The net book value of Class IV assets included in the Acquired Assets (as used by Seller and as determined in accordance with GAAP and immediately prior to the Effective Time).
V (assets other than Class I, II, III, IV, VI, or VII assets)	The net book value of Class V assets included in the Acquired Assets (as used by Seller and as determined in accordance with GAAP and immediately prior to the Effective Time).
VI (Non-Compete Agreements and other §197 intangibles other than goodwill and going concern value)	The net book value of Class VI assets included in the Acquired Assets (as used by Seller and as determined in accordance with GAAP and immediately prior to the Effective Time).
VII (goodwill and going concern value)	Any remaining amount to be allocated.

For purposes of the Class III, IV and V assets, to the extent any such assets are set forth in the final determination of the Net Working Capital, the net book value of such assets for purposes of this Schedule 7.03 shall be the same values used in the final determination of the Net Working Capital.